Exhibit 16.1

August 22, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Re: Cactus Ventures, Inc. (now known as, Actinium Pharmaceuticals, Inc.)
File Reference No. 000-52446

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Cactus Ventures, Inc. (the “Registrant”) and rendered an accountant’s report on the financials statements of the Company for 2011-2010.

 On or about December 27, 2012, the company discontinued our engagement as the independent registered public accounting firm of Cactus Ventures, Inc. (now known as, Actinium Pharmaceuticals, Inc.).  We have read Item 4.01(a) of the current report on Form 8-K dated December 28, 2012 of the Registrant and are in agreement with the statements contained therein.  We have no basis to agree or disagree with other statements of the Registrant contained herein.

Very truly yours,
/s/ R.R.Hawkins and Associates International, a PC

11301 W. Olympic Blvd. # 714
Los Angeles, CA 90064
T: 310.553.5707  F: 310.553.5337
www.rrhawkins.com